Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 40,000,000.00	0.0001381	$ 5,524.00
Fees Previously Paid
	Total Transaction Valuation:	$ 40,000,000.00
	Total Fees Due for Filing:			$ 5,524.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 5,524.00
Offering Note
[1]	(1) The transaction value is estimated only for purposes of calculating the filing fee. This amount is based upon the offer to purchase up to $40,000,000 of common stock, $0.001 par value per share, of The Hackett Group, Inc. at a price not greater than $21.00 nor less than $18.30 per share in cash. (2) Calculated pursuant to 17 CFR 240.0-11.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A